Exhibit 11

EARNINGS PER SHARE

Net income for the year ended December 31, 1997   $8,515,000
                                                  ==========

Weighted average common shares outstanding         4,738,171

Assumed incremental common shares issued
upon exercise of stock options                        49,737
                                                  ----------

Weighted average common shares for diluted
earnings per share                                 4,787,908
                                                  ==========


Earnings per common share - basic                      $1.80
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Earnings per common share - diluted                    $1.78
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